AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SURGICARE, INC.
(Including Change of Name to Orion HealthCorp, Inc.)

     SurgiCare, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

     A.      The name of this Corporation is SurgiCare, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was July 20, 1984 under the name Technical Coatings Incorporated.

     B.      This Amended and Restated Certificate of Incorporation has been adopted in accordance with Sections 242 and 245 of the DGCL.

     C.      This Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Corporation by restating in its entirety the text of the Certificate of Incorporation to read as follows:

1.      NAME.

          The name of this Corporation is Orion HealthCorp, Inc.

2.      REGISTERED OFFICE.

          The registered office of this Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.      PURPOSE.

          The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.      CAPITAL STOCK.
          4.1. Authorized Shares; Reverse Stock Split; Conversion of Outstanding Preferred Stock.
               4.1.1. Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is [                                         ] shares, consisting of:

(a) _________________ (______) shares of Class A Common Stock, par value $0.001 per share ("Class A Common Stock");

(b) _________________ (______) shares of Class B Common Stock, par value $0.001 per share ("Class B Common Stock"); and

(c) _________________ (______) shares of Preferred Stock, par value $0.001 per share ("Preferred Stock").

               4.1.2. Reverse Split. Effective upon the filing of this Amended and Restated Certificate of Incorporation (the "Effective Time"), each issued and outstanding share of the Corporation's Common Stock, par value $0.005 per share (collectively, the "Pre-Split Common Stock"), shall automatically and without any action on the part of the holder thereof be reclassified as and reduced to [________]1 of a share of Class A Common Stock (the "Post-Split Common Stock") and the par value of each such share shall be reduced to $0.001 (the reduction of shares and par value, the "Reverse Stock Split"). Each holder of a certificate or certificates of Pre-Split Common Stock (the "Pre-Split Certificates," whether one or more) shall be entitled to receive, upon surrender of such Pre-Split Certificates to the Corporation for cancellation, a certificate or certificates of the Post-Split Common Stock (the "Post-Split Certificates," whether one or more), which will equal the number of shares represented by such Pre-Split Certificates divided by [___________] and rounded down to the nearest whole number. No script or fractional shares certificates will be issued for Pre-Split Common Stock in connection with the Reverse Stock Split. Each holder of a number of shares of Pre-Split Common Stock not evenly divisible by [_________] as of the Effective Time of the Reverse Stock Split will, in lieu of receiving fractional shares, receive a cash payment (the "Fractional Share Payment") in U.S. dollars equal to the product of: (a) the fractional share times (b) [$______].2 Subject to the treatment of fractional shares as described above, Pre-Split Certificates will be deemed for all purposes to represent the appropriately reduced number of Post-Split Common Stock, except that the holder of such unexchanged certificates will not be entitled to receive any distributions payable by the Corporation after the Effective Time, until the Pre-Split Certificates have been surrendered. Such distributions, if any, will be accumulated and, at the time of surrender of the Pre-Split Certificates, all such unpaid distributions will be paid without interest.

_______________________
1. This will equal the Adjusted Reverse Split Fraction (as defined in the Merger Agreement).
2. This will equal the average of the high and low trading prices for the SurgiCare Common Stock over the five trading days immediately preceding the filing of this document, adjusted for the reverse split factor.

               4.1.3. Conversion of Series A Redeemable Preferred Stock. Effective as of the Effective Time, each issued and outstanding share of the Corporation's Series A Redeemable Preferred Stock, par value $0.001 per share (collectively, the "Series A Preferred Stock"), shall automatically and without any action on the part of the holder thereof be converted to [________] shares of Post-Split Common Stock (the "Series A Conversion"). Each holder of a certificate or certificates of Series A Preferred Stock (the "Series A Certificates," whether one or more) shall be entitled to receive, upon surrender of such Series A Certificates to the Corporation for cancellation, Post-Split Certificates, which will equal the number of shares represented by such Series A Certificates multiplied by [___________] and rounded down to the nearest whole number. No script or fractional shares certificates will be issued for Series A Preferred Stock in connection with the Series A Conversion. Each holder of a number of shares of Series A Preferred Stock otherwise entitled to a fractional share of Post-Split Common Stock as of the Effective Time of the Conversion will, in lieu of receiving such fractional share, receive a cash payment (the "Series A Fractional Payment") in U.S. dollars equal to the product of: (a) such fractional share times (b) [$_____]. Subject to the treatment of fractional shares as described above, Series A Certificates will be deemed for all purposes to represent the appropriate number of Post-Split Common Stock, except that the holder of such unexchanged certificates will not be entitled to receive any distributions payable by the Corporation after the Effective Time, until the Series A Certificates have been surrendered. Such distributions, if any, will be accumulated and, at the time of surrender of the Series A Certificates, all such unpaid distributions will be paid without interest.

          4.2.      Definitions. As used in this Article 4, the following terms have the following definitions:

               4.2.1. "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

               4.2.2. "Applicable Price per Share" shall mean, at any time and with respect to any share of Class A Common Stock, (a) if such determination is being made in connection with a Realization Event, the amount which would be paid as a Distribution on such share were the Corporation to be liquidated in accordance with Article 4.4.3 hereof with total Distributions being made to all Equity Securities of the Corporation equal to the Total Equity Value, determined as of such time, and (b) at all other times, the Market Price as of such time.

               4.2.3. "Board of Directors" shall mean the Board of Directors of the Corporation.

______________________
3.     If the Series AA Preferred is redeemed or converted to Common Stock prior to or separate from the filing of this document, these provisions will not be necessary.

               4.2.4. "Class B Base Amount" shall mean $________.

               4.2.5. "Class B Conversion Constant" shall mean, at any time as of which it is to be determined, one (1.0), adjusted as provided in Article 4.4.4 below.

               4.2.6. "Class B Conversion Factor" shall mean, at any time as of which it is to be determined, the sum of (a) the Class B Conversion Constant plus (b) the quotient obtained by dividing (x) the Remaining Class B Minimum Payment Amount by (y) the Applicable Price per Share, all determined at such time.

               4.2.7. "Distributions" shall mean all distributions made to holders of Equity Securities in respect of such Equity Securities, whether by dividend or otherwise (including but not limited to: any distributions made by the Corporation to holders of Equity Securities in complete or partial liquidation of the Corporation or upon a sale of all or substantially all of the business or assets of the Corporation and its subsidiaries on a consolidated basis; any redemption or repurchase by the Corporation of any Equity Securities for any reason; any distributions made in connection with a merger, reorganization, recapitalization or exchange involving any Equity Securities; and any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, the outstanding Equity Securities); provided, however, that the following shall not be a Distribution: (a) any redemption or repurchase by the Corporation of any Equity Securities pursuant to the provisions of any agreement with any director, officer or employee of the Corporation or any of its subsidiaries, (b) any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, the outstanding shares of Common Stock in accordance with the provisions of Article 4.4.4, or (c) a merger, share exchange or consolidation after the consummation of which the stockholders of the Corporation immediately prior to such merger, share exchange or consolidation effectively have the power to elect a majority of the Board of Directors of the surviving corporation or its parent corporation.

               4.2.8. "Equity Security" shall mean all shares of capital stock or other equity or beneficial interests issued by or created in or by the Corporation, all stock appreciation or similar rights, and all securities or other options, rights, warrants or other agreements or instruments to acquire any of the foregoing, whether by conversion, exchange, exercise or otherwise; provided, however, that, with respect to the calculation of Applicable Price per Share at any time in connection with a Realization Event, no such convertible or exchangeable security, option, right, warrant or other agreement or instrument shall be considered an Equity Security unless, at such time, the conversion, exchange, exercise or other action with respect thereto would decrease such Applicable Price per Share.

______________________
4. This will equal (x) the sum of $6 million plus the aggregate amount outstanding at the closing under the Bridge Notes (as defined in the Merger Agreement) divided by (y) the total number of Class B shares issued.

               4.2.9. "Market Price" shall mean, on any date as of which it is to be determined, the amount per share of Class A Common Stock equal to (a) the last sale price of Class A Common Stock, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which Class A Common Stock is then listed or admitted to trading, or (b) if Class A Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the NASD, the last trading price of Class A Common Stock on such date, or (c) if there shall have been no trading on such date or if Class A Common Stock is not so designated, the average of the closing bid and asked prices of Class A Common Stock on such date as shown by the NASD automated quotation system, or (d) if Class A Common Stock is not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the fair value thereof determined in good faith by the Board of Directors as of a date which is within 15 days of the date as of which the determination is to be made.

              4.2.10. "NASD" shall mean The National Association of Securities Dealers, Inc.

              4.2.11. "Person" shall mean any individual, partnership, corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or other entity.

              4.2.12. "Realization Event" shall mean any Transfer, in one transaction or a series of related transactions, of 20% or more of the outstanding shares of Class A Common Stock (determined after giving effect to the conversion of all outstanding shares of Class B Common Stock).

              4.2.13. "Remaining Class B Minimum Payment Amount" shall mean, with respect to any share of Class B Common Stock at any time, the amount that would then be required to be distributed with respect to such share pursuant to Article 4.4.3.1 in order for no further Distributions to be payable with respect to such share pursuant to Article 4.4.3.1.

              4.2.14. "Total Equity Value" shall mean, at any time and in connection with any Realization Event, the aggregate amount paid in connection with such Realization Event for all Equity Securities of the Corporation at the time outstanding (after deduction of all commissions, fees and expenses associated with such Realization Event); provided that if less than all of the outstanding Equity Securities of the Corporation are being Transferred in such Realization Event, the aggregate value of all Equity Securities of the Corporation shall be determined by the Board of Directors based on the consideration to be paid for such Equity Securities as are to be so Transferred and the preferences, privileges, rights and other distinctive features of the Equity Securities to be so Transferred relative to the other Equity Securities of the Corporation, so that, if the Corporation were to be liquidated in accordance with Article 4.4.3 hereof with total Distributions to all Equity Securities of the Corporation equal to the aggregate value so determined, the Equity Securities to be so Transferred would receive Distributions in the amount of the consideration to be paid for such Equity Securities in such Realization Event, the determination of the Board of Directors, made in good faith, to be conclusive and final.

              4.2.15. "Transfer" shall mean a sale, transfer or other disposition for value.

          4.3.     Preferred Stock. Subject to the limitations prescribed by law and the provisions of this Certificate of Incorporation, the Board of Directors is authorized to issue the Preferred Stock from time to time in one or more series, each of such series to have such number of shares, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors in a resolution or resolutions providing for the issue of such Preferred Stock. Subject to the powers, preferences and rights of any Preferred Stock, including any series thereof, having any preference or priority over, or rights superior to, the Common Stock, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of this Corporation as described below in this Article 4.

          4.4.     Common Stock. The Class A Common Stock and the Class B Common Stock are referred to collectively as the "Common Stock"; and each class shall be referred to as a class of Common Stock. The shares of Common Stock shall have the rights, preferences, privileges and limitations set forth below in this Article 4.4.

               4.4.1. Shares Identical. Except as otherwise provided in this Article 4, for purposes of this Article 4, all shares of Common Stock shall, to the fullest extent permitted by applicable law, be identical in all respects and shall entitle the holders thereof to the same rights, privileges and preferences and shall be subject to the same qualifications, limitations and restrictions.

               4.4.2. Voting Rights. Subject to the powers, preferences and rights of any Preferred Stock or any other class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, to the fullest extent permitted by applicable law, except as otherwise provided in this Article 4, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. Except as otherwise provided in this Article 4.4 or as otherwise required by applicable law, all holders of Common Stock shall vote together as a single class.
                         4.4.2.1.      Class A Common Stock. Each holder of Class A Common Stock shall be entitled to one vote with respect to each share of Class A Common Stock held by such holder.

                         4.4.2.2.      Class B Common Stock. Each holder of Class B Common Stock shall be entitled to a number of votes with respect to each share of Class B Common Stock held by such holder equal to the Class B Conversion Factor determined as of the applicable record date.

                         4.4.2.3.      Amendments to Certificate. Subject to the provisions of Section 242(b)(2) of the DGCL, any term or provision of this Certificate of Incorporation may be amended with the affirmative vote of holders of a majority of the votes attributable to the then outstanding shares of Common Stock; provided, however, that, so long as any shares of Class B Common Stock are outstanding, the Corporation shall not amend, limit or otherwise modify the powers, designations, preferences, privileges or relative, participating, optional or other special rights of the Class B Common Stock, whether by amendment or modification of this Certificate of Incorporation, by operation of a merger or combination or otherwise in any manner, without the affirmative vote or consent of holders of more than 50% of the issued and outstanding shares of Class B Common Stock, voting as a separate class.
                         4.4.2.4.     Changes in Authorized Capital Stock. Notwithstanding the provisions of Section 242(b)(2) of the DGCL or anything to the contrary in this Article 4, the number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by affirmative vote of holders of a majority of the votes attributable to the then outstanding shares of Common Stock.
                         4.4.3.     Distributions. Subject to the powers, preferences and rights of any Preferred Stock or any other class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, all Distributions shall be made to the holders of Common Stock in the following order of priority:
                         4.4.3.1.     Payment of Remaining Class B Minimum Payment Amount. First, the holders of the shares of Class B Common Stock (other than shares concurrently being converted into Class A Common Stock), as a single and separate class, shall be entitled to receive all Distributions until there has been paid with respect to each such share from amounts then and previously distributed pursuant to this Article 4.4.3.1 an amount equal to the Class B Base Amount plus an amount equal to nine percent (9%) per annum on the unpaid Class B Base Amount from time to time outstanding, without compounding, from the date the Class B Common Stock was first issued. The Corporation may, at any time and from time to time, make Distributions in payment of the Remaining Class B Minimum Payment Amount. Each such Distribution will be applied first to the payment of such portion, if any, of the Remaining Class B Minimum Payment Amount that does not represent the Class B Base Amount, and thereafter to the payment of the Class B Base Amount.

                         4.4.3.2.     Allocation of Remaining Distribution Amount. Second, after the full required amount of Distributions have been made pursuant to Article 4.4.3.1 above, all holders of the shares of Common Stock, as a single class, shall thereafter be entitled to receive all remaining Distributions pro rata based on the number of outstanding shares of Common Stock held by each holder, provided that for purposes of this Article 4.4.3.2, each share of Class B Common Stock shall be deemed to have been converted into a number of shares of Class A Common Stock equal to the Class B Conversion Constant.
                         4.4.3.3.     Allocation of Distributions. All Distributions pursuant to Articles 4.4.3.1 or 4.4.3.2 shall be made ratably among the holders of the class or classes of Common Stock in question, based on the number of shares of such class held or deemed to be held by such holders.

               4.4.4.     Stock Splits and Stock Dividends. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, the outstanding shares of Class B Common Stock. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, the outstanding shares of Class A Common Stock unless a proportional adjustment is made to the Class B Conversion Constant; provided, however, the Corporation shall not be required to make a proportional adjustment to the Class B Conversion Constant as a result of the Reverse Stock Split. In no event shall any such subdivision, increase or combination constitute a Distribution in respect of any share of Common Stock.

               4.4.5. Conversion of Class B Common Stock.

                         4.4.5.1.      Optional Conversion. At the option of any holder of the shares of Class B Common Stock, exercisable at any time and from time to time, in whole or in part, by notice to the Corporation, each outstanding share of Class B Common Stock held by such holder shall convert into a number of shares of Class A Common Stock equal to the Class B Conversion Factor in effect at the time such notice is given.

                         4.4.5.2.      Automatic Conversion. If, after the payment of any Distribution in respect of the Class B Common Stock, the Remaining Class B Minimum Payment Amount shall be equal to $0.00, then, immediately after giving effect to such Distribution, each share of Class B Common Stock at the time outstanding shall automatically and without any action on the part of the holder thereof convert into a number of shares of Class A Common Stock equal to the Class B Conversion Constant at the time in effect.

                         4.4.5.3.     Subsequent Distributions, Etc. No Distributions shall be or become payable on any shares of Class B Common Stock so converted pursuant to Article 4.4.5.1 or 4.4.5.2 at or following such conversion. From and after such conversion, such shares of Class B Common Stock shall be retired and shall not be reissued, and upon the conversion of all outstanding shares of Class B Common Stock and upon the filing of a certificate in accordance with Section 243 of the DGCL, the authorized shares of Class B Common Stock shall be eliminated.

                         4.4.5.4.     Fractional Shares, etc. Fractional shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock under Article 4.4.5.1 or 4.4.5.2 above may be issued (or, at the discretion of the Board of Directors, eliminated in return for payment therefor in cash at the fair market value thereof, as determined in good faith by the Board of Directors).

                         4.4.5.5.     Exemption From Section 16(b) of the 1934 Act. The Board of Directors has approved the determination of the number of shares of Class A Common Stock to be received upon conversion of a share of Class B Common Stock as set forth in this Certificate of Incorporation for all purposes, including, without limitation, Rule 16(b)-3(d), promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Prior to allowing any conversion of Class B Common Stock to occur, the Board of Directors (or such subset thereof as may be necessary) shall take all actions necessary or desirable in the reasonable opinion of the holders of a majority of the shares of Class B Common Stock then outstanding to exempt the determination of the number of shares of Class A Common Stock to be received upon conversion of a share of Class B Common Stock from the provisions of Section 16(b) of the 1934 Act.

                         4.4.5.6.     Effect of Conversion. Upon conversion of any share of Class B Common Stock, the holder shall surrender the certificate evidencing such share to the Corporation at its principal place of business. Promptly after receipt of such certificate, the Corporation shall issue and send to such holder a new certificate, registered in the name of such holder, evidencing the number of shares of Class A Common Stock into which such share has been converted. From and after the time of conversion of any share of Class B Common Stock, the rights of the holder thereof as such shall cease; the certificate formerly evidencing such share shall, until surrendered and reissued as provided above, evidence the applicable number of shares of Class A Common Stock; and such holder shall be deemed to have become the holder of record of the applicable number of shares of Class A Common Stock.

               4.4.6. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

               4.4.7. Prohibition on Distributions Constituting Taxable Events. Notwithstanding anything to the contrary in this Article 4, the Corporation shall not, without the written approval of the holders of a majority of the then outstanding shares of Class B Common Stock or, if there is no Class B Common Stock then outstanding, the holders of a majority of the Class B Common Stock immediately prior to the time that the last share of Class B Common Stock was converted into Class A Common Stock, make any Distribution on any share of Class A Common Stock, or take any other action, so long as any share of Class B Common Stock is outstanding and for three years thereafter, if the effect of such Distribution or action might be to make (a) an increase of the Remaining Class B Minimum Payment Amount, (b) a conversion of the Class B Common Stock into Class A Common Stock or (c) an adjustment of the Class B Conversion Factor a taxable event to the holders of the Class B Common Stock. No amendment to the provisions of this Article 4.4.7 shall be effective without the prior written consent of the holders of a majority of the then outstanding shares of Class B Common Stock or, if there is no Class B Common Stock then outstanding, the holders of a majority of the Class B Common Stock immediately prior to the time that the last share of Class B Common Stock was converted into Class A Common Stock.

5.      ELECTION OF DIRECTORS.

The election of directors need not be by ballot unless the By-laws of this Corporation shall so require.

6.      BY-LAWS.

In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time By-laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal By-laws made by the Board of Directors.

7. EXCULPATION OF DIRECTORS.

A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

8. CORPORATE OPPORTUNITIES.

To the maximum extent permitted from time to time under the law of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this Corporation. No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

9. INDEMNIFICATION.

This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article 9 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

10. BOOKS.

The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the By-laws of this Corporation.

11. ACTION BY CONSENT OF STOCKHOLDERS.

If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the 1934 Act, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

[The rest of this page has been left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, said SurgiCare, Inc. has caused this Certificate to be executed by _____________, its [President], this ___ day of ____________, 200__.

SURGICARE, INC. By:__________________________ Name: ____________________ Title: ____________________